Exhibit 16.1

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ghent, Belgium

3 December 2012

Ladies and Gentlemen:

We have read the first two paragraphs under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Change in Accountants” on page 66 of the Registration Statement on Form S-1 dated 3 December 2012, of Taminco Acquisition Corporation and are in agreement with the statements contained in those paragraphs therein. We have no basis to agree or disagree with other statements of the registrant contained under this caption.

Ernst & Young Bedrijfsrevisoren BCVBA

Represented by

/s/ Lieve Cornelis

Lieve Cornelis

Partner